Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statements (Form S-8 Nos. 333-183284, 333-187316, 333-194663, 333-202753, 333-210076, 333-216658, 333-223318, 333-229857, 333-236601, 333-253413 and 333-262752) pertaining to the Corcept Therapeutics Incorporated 2012 Incentive Award Plan
2.Registration Statements (Form S-8 No. 333-279862) pertaining to the Corcept Therapeutics Incorporated 2024 Incentive Award Plan
of our reports dated February 24, 2026, with respect to the consolidated financial statements of Corcept Therapeutics Incorporated and the effectiveness of internal control over financial reporting of Corcept Therapeutics Incorporated included in this Annual Report (Form 10-K) of Corcept Therapeutics Incorporated for the year ended December 31, 2025.
/s/ Ernst & Young LLP
San Mateo, California
February 24, 2026